SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: July 16, 2013

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 16, 2013, Corinthian Colleges, Inc. (“Corinthian”) received a letter from Leon Panetta informing Corinthian of his resignation from Corinthian’s Board of Directors.

In a letter to Jack Massimino, Corinthian’s Chairman of the Board and Chief Executive Officer, Mr. Panetta stated, “As I indicated to you at the time you asked me to rejoin the Board of Corinthian, I was struggling with a large number of commitments, requests and obligations on my time.  Unfortunately, they have demanded a much greater time commitment than I had anticipated and made organizing my life more difficult.”  Panetta further explained, “Based on the obligations that I have described, I have come to the difficult conclusion that there is no way I could do justice to myself and to my role as a board member and that it would be both unfair to you and Corinthian to think that under the present circumstances, I could devote the time needed to effectively serve as a board member.”

Mr. Panetta expressed his continuing support for Corinthian and its mission, stating, “I believe in and support the educational role of Corinthian in delivering educational opportunities to those that otherwise would never have a chance to succeed.  It is also obvious that the role of Corinthian is going to be continuously challenged legally and administratively because of what appears to be a slanted and misinformed attitude toward this form of educational opportunity. To counter that challenge will of necessity demand a great deal of time and attention on the part of each and every board member.  . . .  As I have told you, I have the greatest respect for you, your leadership, and your dedication to the mission of Corinthian and I believe that with you and the rest of the board at the helm, your mission will be supported because it is right and you will continue to be successful.”

In commenting on Mr. Panetta’s resignation, Mr. Massimino said, “We regret that Leon’s other commitments make it impractical for him to continue as a board member. We had looked forward to his continued guidance. However, we understand that the demands on his time are extraordinary and wish him success in his important endeavors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

July 22, 2013	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel